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                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT (this "Agreement"), entered into as of October 1, 1998, between Educational Video Conferencing, Inc., a Delaware corporation ("EVC"), and Arol I. Buntzman ("Executive").

         In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.   Employment; Duties.

              1.1 EVC hereby employs Executive as its Chairman of the Board of Directors and Chief Executive Officer. Executive shall report directly and solely to EVC's Board of Directors ("Board"). EVC agrees to nominate Executive and a designee of Executive, reasonably acceptable to the Board, for election to the Board as a member of the management slate at each annual meeting of stockholders during Executive's employment hereunder at which Executive's and such designee's director class comes up for election. Executive agrees to serve on the Board if elected and also to serve on the Board of Directors of affiliates of EVC, as the Board shall reasonably request.

              1.2 Executive agrees to perform and discharge such reasonable duties and responsibilities as are prescribed from time-to-time by the Board and as are appropriate for chief executive officers of corporations with the financial, personnel and other resources that are similar to that of EVC. Executive shall devote his full business time to, and shall use his best efforts in, the performance of such duties and responsibilities.

         2.   Compensation.

              2.1 For his services pursuant to this Agreement, EVC will pay Executive a salary at the annual rate of $240,000 ("Salary"). The Salary may be increased from time-to-time as the Board determines.

              2.2 EVC will pay Executive each bonus, if any, that may be awarded to Executive by the Board, or a committee of the Board, in its sole discretion.

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         3.   Employment Term. The term of Executive's employment (the
"Employment Term") will commence as of the date first written above and, unless sooner terminated as provided in Section 5, will end on December 31, 2001.

         4.   Benefits, Payments and Withholding.

              4.1 Executive will be entitled to vacation of four weeks per year, and holidays and sick days in accordance with EVC's policy, during which Executive will be entitled to the full compensation and Benefits (as defined in Section 4.2) otherwise payable hereunder.

              4.2 Executive may participate, on the same basis and subject to the same qualifications as other executive personnel of EVC, in any pension, profit sharing, life insurance, health insurance, hospitalization, dental, drug prescription, disability, accidental death or dismemberment and other benefit plans and policies EVC provides with respect to its executive personnel. Executive and his wife and dependent children shall be entitled to 100 percent reimbursement by EVC of the portion of their medical and dental expenses not covered by insurance provided by EVC. Notwithstanding the foregoing, EVC shall provide Executive, at EVC's cost, with long-term disability and accidental death and dismemberment insurance covering him, that is reasonably acceptable to Executive and the Board, and term life insurance coverage for the benefit of his designee(s) equal to three times his Salary. (All of the benefits to which Executive is entitled under this Section 4.2 are collectively, the "Benefits").

              4.3 EVC will pay or promptly reimburse Executive, in accordance with EVC's normal policies and procedures for its executive personnel, for all allowances and expenses provided for hereunder and for all reasonable out-of-pocket business, entertainment and travel expenses (including cellular telephone and an automobile) incurred by Executive in the performance of his duties hereunder.

              4.4 EVC will pay the Salary at the semimonthly rate of $10,000 and may withhold from the Salary, the Benefits and any other compensation provided to Executive hereunder, all Federal, state and local income, employment and other taxes, as and in such amounts as may be required to be withheld under applicable law.

         5.   Termination and Severance Benefits.

              5.1 Termination by EVC and Resignation by Executive. The Board may terminate Executive's employment with EVC, with or without Cause (as defined in Section 5.5). Termination with Cause shall be effective immediately and termination without cause shall be effective upon 30 days prior written notice to Executive. Executive may voluntarily resign his employment with EVC, with Good Reason (as defined in Section 5.5), upon 30 days prior written notice to EVC.

              5.2 Compensation Upon Termination Without Cause or Upon Resignation with Good Reason. If the Board terminates Executive's employment hereunder for any reason other than Cause or Executive's death or Permanent Disability (as defined in Section 5.5), or if

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Executive voluntarily resigns his employment with EVC with Good Reason (the effective date of the first to occur of such termination or his resignation being the "Termination Date"), then (a) Executive shall be entitled to receive
(i) the Salary and Benefits accrued prior to the Termination Date, (ii) payment or reimbursement of any expenses, provided for under Section 4.3, that were incurred by Executive prior to the Termination Date, and (iii) any bonus to which Executive would be entitled under Sections 2.2 and 2.3 as if the Employment Term ended on December 31 of the fiscal year in which his resignation or such termination occurred and (b) after the Termination Date, EVC will also continue (i) to pay the Salary, in equal semimonthly payments, to Executive through the third anniversary of the Termination Date and (ii) continue for Executive and his spouse and dependent children the health insurance coverage and medical and dental reimbursement referred to in Section 4.2 through the third anniversary of the Termination Date; provided, however, such Salary continuation shall terminate if, and when, Severance Payments are made to Executive pursuant to the Chief Executive Officer Change in Control Agreement dated today between Executive and EVC or any similar superseding agreement (the "CIC Agreement"). Executive shall be under no duty to seek other employment following such Termination Date and any amounts earned by him in connection with such other employment shall not reduce or offset the amounts otherwise owing hereunder.

              5.3 Compensation Upon Resignation Without Good Reason or Upon Termination for Cause. If Executive breaches this Agreement by voluntarily resigning his employment with EVC without Good Reason or Executive's employment is terminated by the Board for Cause, then Executive shall only be entitled to receive, except as otherwise required by law, the Salary and Benefits accrued prior to the effective date of the first to occur of his resignation or such termination and reimbursement of any expenses, provided for under Section 4.3, that were incurred by Executive prior to the effective date of his resignation or such termination of his employment. Nothing in this Section 5.3 shall create any implication that EVC is waiving any remedy EVC may have for breach by Executive of this Agreement.

              5.4 Compensation Upon Death or Permanent Disability. If Executive dies or suffers a Permanent Disability, then EVC will (i) promptly pay Executive or his estate, in one lump sum, six months' Salary and (ii) continue for Executive's spouse and dependent children (if Executive has died) and for Executive and his spouse and dependent children (if Executive suffers a Permanent Disability), all of the Benefits that they were receiving at the time of his death or Permanent Disability, for 12 months after Executive's death or Permanent Disability. In addition, EVC will pay Executive or his estate any bonus to which he would be entitled under Sections 2.2 and 2.3, prorated according to the portion of the completed fiscal year prior to his death or Permanent Disability.

              5.5 Definitions.

              "Cause." For purposes of this Agreement, EVC shall have "Cause" to terminate the Employment Term upon (i) the determination by the Board that Executive has ceased to perform his duties hereunder (other than as a result of his incapacity due to physical or mental incapacity), which cessation amounts to an intentional and extended breach or neglect of his

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duties or obligations hereunder, has had a material adverse effect on EVC, and continues for five business days after notice thereof is given to Executive, or
(ii) Executive's conviction of a felony.

              "Good Reason" means (i) a breach by EVC of any of its material agreements contained herein and the continuation of such breach for five business days after notice thereof is given to EVC or (ii) as a result of action taken by the Board, the assignment to Executive of any duties inconsistent with the Executive's status as the Chief Executive Officer of EVC or a substantial adverse alteration in the nature or status of Executive's responsibilities. Good Reason does not include the death or Permanent Disability of Executive.

              "Permanent Disability" means the inability of Executive to perform his duties hereunder, as a result of any physical or mental incapacity, for 45 consecutive days or 90 days during any twelve month period, as reasonably determined by the Board.

         6.   Covenants Not to Compete.

              6.1 Executive agrees that for 18 months following termination of his employment with EVC he will not, without its prior written approval, engage in any business activities in any jurisdiction from or to which EVC is delivering courses or programs or where EVC is conducting any other business activities that are competitive with any of the business activities then being conducted by EVC.

              6.2 During the 18 months following termination of his employment with EVC, Executive shall not, directly or indirectly, hire any employee of EVC, or solicit or induce, or authorize any other person to solicit or induce, any employee of EVC to leave such employ during the period of such employee's employment with EVC or within six-months following such employee's termination of employment with EVC.

              6.3 Sections 6.1 and 6.2 shall not apply to a termination of Executive's employment pursuant to Section 5.2 or the CIC Agreement.

         7. Covenant Regarding Confidentiality. All confidential information about the business and affairs of EVC (including, without limitation, its secrets and information about its services, methods, business plans, technology and advertising programs and plans) constitutes "EVC Confidential Information." Executive acknowledges that he will have access to, and knowledge of, EVC Confidential Information, and that improper use or disclosure of EVC Confidential Information by Executive, whether during or after the termination of his employment by EVC, could cause serious injury to the business of EVC. Accordingly, Executive agrees that he will forever keep secret and inviolate all EVC Confidential Information which has or shall come into his possession and that he will not use the same for his own private benefit or directly or indirectly for the benefit of others, and that he will not discuss EVC Confidential Information with any other person or organization, all for so long as EVC Confidential Information is not generally known by, or accessible to, the public.

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         8.   General.

              8.1 This Agreement will be construed, interpreted and governed by the laws of the State of New York, without regard to the conflicts of law rules thereof.

              8.2 The provisions set forth in Sections 6 and 7 shall survive termination of this Agreement. All reference to EVC in Sections 6 and 7 include EVC's subsidiaries and other affiliates, if any.

              8.3 This Agreement will extend to and be binding upon Executive, his legal representatives, heirs and distributees, and upon EVC, its successors and assigns regardless of any change in the business structure of EVC, be it through spinoffs merger, sale of stock, sale of assets or any other transaction. However, this Agreement is a personal services contract and, as such, Executive may not assign any of his duties or obligations hereunder.

              8.4 This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. No waiver, modification or change of any of the provisions of this Agreement will be valid unless in writing and signed by both parties. Except for the CIC Agreement, any and all prior agreements between the parties, written or oral, relating to Executive's employment by EVC are of no further force or effect.

              8.5 The waiver of any breach of any duty, term or condition of this Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other duty, term or condition of this Agreement. If any provision of this Agreement is unenforceable in any jurisdiction in accordance with its terms, the provision shall be enforceable to the fullest extent permitted in that jurisdiction and shall continue to be enforceable in accordance with its terms in any other jurisdiction.

              8.6 All notices pursuant to this Agreement shall be in writing and delivered personally receipt acknowledged (which shall include Federal Express, Express Mail or similar service) or sent by certified mail, return receipt requested, addressed to the parties hereto and shall be deemed given upon receipt, if delivered personally, and three days after mailing, if mailed, unless received earlier. Notices shall be addressed and sent to EVC at its principal executive office and to Executive at his home address as it appears in EVC's personnel records.

              8.7 The parties agree that, in the event of any breach or violation of this Agreement, such breach of violation will result in immediate and irreparable injury and harm to the innocent party, who shall be entitled to the remedies of injunction and specific performance or either of such remedies, if available, as well as all other legal or equitable remedies, if available, plus reasonable attorneys fees and costs incurred in obtaining any such relief.

              8.8 The Section headings contained in this Agreement are for convenience of reference only and shall not be used in construing this Agreement.

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              8.9 This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same agreement.

         IN WITNESS HEREOF, the parties have executed this Agreement as of the date first above written.

                                       EDUCATIONAL VIDEO CONFERENCING, INC.



                                       By: /s/ John J. McGrath
                                           --------------------------------
                                       Name:  John J. McGrath
                                       Title: President


                                       /s/ Arol I. Buntzman
                                       ------------------------------------
                                       Arol I. Buntzman

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